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Exhibit 1

Wood River Partners, L.P. was principally engaged in the business of making investments. Wood River Associates, L.L.C. is the general partner of Wood River Partners, L.P. John H. Whittier was the principal and managing member of Wood River Associates, L.L.C. As reported herein, Arthur Steinberg is the Receiver of Wood River Associates, L.L.C. and Wood River Partners, L.P. pursuant to the Order.